Exhibit 99.1
Sabine Royalty Trust
News Release
SABINE ROYALTY TRUST ANNOUNCES
MONTHLY CASH DISTRIBUTION FOR NOVEMBER
     Dallas, Texas, November 5, 2007 — Bank of America, N.A., Dallas, Texas, as Trustee of the Sabine Royalty Trust (NYSE: SBR), today declared a cash distribution to the holders of its units of beneficial interest of $0.37309 per unit, payable on November 29, 2007, to unit holders of record on November 15, 2007.
This distribution reflects primarily the oil production for August 2007 and the gas production for July 2007. Preliminary production volumes are approximately 41,209 barrels of oil and 625,482 mcf of gas. Preliminary prices are approximately $71.61 per barrel of oil and $5.67 per mcf of gas. The table below compares this month’s production and prices to the previous month’s:

	Net to Trust Sales
	Volumes		Average Price

	Oil	Gas	Oil	Gas
	(Bbls)	(Mcf)	(per Bbl)	(per Mcf)

Current Month	41,209	625,482	$71.61	$5.67
Prior Month	45,150	716,097	$68.19	$5.32
     Due to the timing of the end of the month of October, approximately $13,000 of revenue received will be posted in the following month of November in addition to normal receipts during November. Revenues are only posted and distributed when they are received. Most energy companies normally issue payment of royalties on or about the 25th of every month, and depending on mail delivery, a varying amount of royalties are not received until after the revenue posting on the last business day of the month. The revenues received after that date will be posted within 30 days of receipt. Since the close of business in October and prior to this press release, approximately $662,000 in revenue has been received.
     Also, approximately $424,000 for 2007 Ad Valorem taxes is being deducted from this month’s distribution as compared to $485,000 for 2006. These payments are normal expenditures at this time of year.
For additional information, including the latest financial reports on Sabine Royalty Trust, please visit our website at http://www.sbr-sabineroyalty.com/.
*  *  *
Contact:	Ron E. Hooper Senior Vice President Bank of America, N.A. Toll Free — 800.365.6541